HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 2ND Lien Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 1.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	644
Total Outstanding Loan Balance	$30,602,267*	Min	Max
Average Loan Current Balance	$47,519	$9,973	$169,844
Weighted Average Original LTV	97.5%**
Weighted Average Coupon	11.02%	6.50%	14.13%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	11.02%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	641
Weighted Average Age (Months)	4
% First Liens	0.0%
% Second Liens	100.0%
% Arms	0.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$31,550,000] of the total approximately [$850,000,100] deal collateral will be comprised of 2nd Liens.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
6.50 - 6.50	1	57,065	0.2	6.50	100.0	635
7.51 - 8.00	2	185,522	0.6	8.00	88.7	661
8.01 - 8.50	6	265,390	0.9	8.40	97.4	649
8.51 - 9.00	17	690,508	2.3	8.90	96.6	648
9.01 - 9.50	19	786,571	2.6	9.39	98.0	653
9.51 - 10.00	112	4,994,976	16.3	9.94	96.0	650
10.01 - 10.50	90	4,375,691	14.3	10.34	95.4	653
10.51 - 11.00	114	5,743,824	18.8	10.86	97.6	649
11.01 - 11.50	64	3,075,311	10.0	11.30	97.0	643
11.51 - 12.00	106	5,096,312	16.7	11.83	99.8	629
12.01 - 14.13	113	5,331,099	17.4	12.64	98.9	622
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	2	95,157	0.3	13.09	100.0	0
551 - 575	2	66,920	0.2	12.91	100.0	564
576 - 600	60	2,902,872	9.5	11.70	99.9	591
601 - 625	119	4,954,933	16.2	11.62	99.8	616
626 - 650	218	9,869,639	32.3	11.05	98.5	639
651 - 675	213	11,268,141	36.8	10.50	95.2	664
676 - 679	30	1,444,605	4.7	11.26	95.0	677
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
9,973 - 50,000	402	12,401,075	40.5	11.02	98.0	638
50,001 - 100,000	214	14,769,893	48.3	11.01	96.9	642
100,001 - 150,000	25	2,954,833	9.7	11.16	98.0	647
150,001 - 169,845	3	476,466	1.6	10.58	96.5	663
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
29.18 - 50.00	3	159,597	0.5	10.34	33.3	658
50.01 - 55.00	1	99,898	0.3	11.25	52.3	675
70.01 - 75.00	3	139,735	0.5	9.72	73.7	659
75.01 - 80.00	2	237,126	0.8	10.75	78.7	673
80.01 - 85.00	5	183,098	0.6	10.34	84.1	659
85.01 - 90.00	79	3,163,438	10.3	10.41	89.7	659
90.01 - 95.00	61	2,984,477	9.8	10.48	94.6	661
95.01 - 100.00	490	23,634,899	77.2	11.19	99.9	636
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	436	19,679,866	64.3	10.99	97.0	647
0.50	5	181,918	0.6	10.59	97.2	641
1.00	25	1,543,489	5.0	10.98	96.7	641
2.00	92	4,923,213	16.1	11.12	98.6	631
3.00	81	4,069,894	13.3	11.05	98.6	629
5.00	5	203,887	0.7	11.92	100.0	644
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	395	17,870,523	58.4	11.22	100.0	629
Reduced	150	7,966,578	26.0	10.59	96.1	655
Stated Income / Stated Assets	82	3,908,271	12.8	10.77	91.4	662
No Income / No Assets	17	856,895	2.8	12.00	86.5	675
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	628	30,224,227	98.8	11.02	97.6	641
Second Home	5	143,951	0.5	11.24	93.3	662
Investor	11	234,090	0.8	11.13	84.8	664
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	78	6,093,241	19.9	10.72	96.0	646
Florida	73	3,607,044	11.8	11.29	98.3	632
New York	26	1,725,611	5.6	11.12	97.1	645
Nevada	31	1,676,703	5.5	10.92	98.1	651
Arizona	30	1,443,809	4.7	10.97	94.1	644
Texas	42	1,323,174	4.3	10.63	99.8	634
Michigan	37	1,301,696	4.3	10.91	98.5	647
Georgia	28	1,135,961	3.7	11.00	99.2	640
New Jersey	21	1,080,048	3.5	11.02	96.5	652
Virginia	15	852,469	2.8	11.56	95.1	650
Utah	21	804,963	2.6	11.16	98.7	643
Maryland	13	804,568	2.6	11.31	96.6	641
Illinois	20	725,282	2.4	10.71	98.3	641
Colorado	10	638,921	2.1	11.32	98.2	641
Oregon	14	634,485	2.1	11.32	99.1	634
Other	185	6,754,292	22.1	11.12	98.2	637
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	404	19,310,012	63.1	11.16	99.0	640
Refinance - Rate Term	60	2,327,727	7.6	10.80	97.5	636
Refinance - Cashout	180	8,964,528	29.3	10.77	94.3	646
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	525	25,192,033	82.3	11.06	97.6	641
Fixed Balloon 30/20	41	1,924,561	6.3	11.08	99.9	641
Fixed Rate	78	3,485,674	11.4	10.69	95.2	648
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	505	23,174,882	75.7	11.00	97.4	640
PUD	83	4,411,734	14.4	11.14	98.0	647
Condo	35	1,562,270	5.1	10.75	97.6	649
2 Family	12	769,217	2.5	11.33	97.7	641
3-4 Family	9	684,164	2.2	11.35	95.4	645
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	641	30,299,267	99.0	11.02	97.5	641
60	3	303,000	1.0	10.99	98.1	655
Total:	644	30,602,267	100.0	11.02	97.5	641

*

Note, for second liens, CLTV is employed in this calculation.